UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 8, 2005

Date of Report (Date of earliest event reported)

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Consol Plaza

1800 Washington Road

Pittsburgh, Pennsylvania 15241

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:

(412) 831-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement and Item 8.01 Other Events.

On August 8, 2005, CNX Gas Corporation (together with its subsidiaries, “CNX Gas”), a subsidiary of CONSOL Energy Inc. (together with its subsidiaries other than CNX Gas, “CEI” or “CONSOL Energy”), closed on the sale of approximately 24.3 million shares in a previously announced private transaction for net proceeds before expenses of approximately $365.4 million. CONSOL Energy agreed to pay expenses of the private transaction estimated at approximately six million dollars. After taking into account approximately $4.1 million of expenses paid at closing, CONSOL Energy’s net from the special dividend from CNX Gas was approximately $361.3 million. As previously disclosed, CNX Gas has granted a 30 day option to purchase an additional approximately 3.6 million shares which remains outstanding and which if exercised in full would result in approximately $54.8 million in net proceeds before expenses. Net proceeds from any exercise of this option will also be paid as a special dividend to CONSOL Energy.

Effective as of the closing of the private transaction, CEI transferred substantially all of the assets of CEI’s gas business, including all of CEI’s rights to coalbed methane (“CBM”) associated with approximately 4.5 billion tons of coal reserves owned or controlled by CEI in Northern Appalachia, Central Appalachia, the Illinois basin and other western basins and CEI’s rights to conventional oil and gas. The assets transferred included (described as of March 31, 2005) (i) development rights to 296,000 net CBM acres in Central Appalachia (which acreage contains most of CEI’s 353 million tons of proved coal reserves owned or controlled by CEI in this area, including 1,566 net producing wells and 1,697 identified additional CBM drilling sites and consists of 113,500 net proved developed CBM acres, 34,500 net proved undeveloped CBM acres and 148,000 net unproved CBM acres), (ii) joint venture interests relating to 149,820 gross conventional gas acres being explored in Central Appalachia containing 22 wells, in which 1,300 conventional drilling sites have been identified and 2,780 gross proved developed conventional acres, (iii) 407,831 net CBM acres in Northern Appalachia (which acreage contains most of the 2.6 billion tons of proved coal reserves owned or controlled by CEI in this area and in which 734 additional drilling locations have been identified and consists of 27,991 net proved developed CBM acres, 3,840 net proved undeveloped CBM acres and 376,000 net unproved CBM acres), (iv) joint venture interests in Tennessee relating to 206,364 gross conventional gas leasehold acres in which 5,134 conventional drilling sites are available and 1,520 gross proved developed conventional acres, and (v) all of CEI’s rights associated with CBM in approximately 1.6 billion tons of coal reserves owned or controlled by CEI in the Illinois and other western basins.

CEI holds approximately 122.9 million shares, or approximately 83.5 percent (81.5 percent if the option is exercised in full), of the outstanding shares of CNX Gas common stock (before issuance of any shares under CNX Gas’ 2.5 million share equity incentive plan). Nicholas J. DeIuliis, Senior Vice President – Strategic Planning of CEI, Ronald E. Smith, Executive Vice President – Gas Operations, Land Resources and Engineering Services of CEI and Gary Bench, Vice President – Tax of CEI no longer hold their positions with CEI. Messrs. DeIuliis, Smith and Bench have accepted positions with CNX Gas. Messrs. DeIuliis, Smith and Bench have been named Chief Executive Officer, President and a Director; Chief Operating Officer and Chief Financial Officer of CNX Gas, respectively. Philip W. Baxter resigned from the Board of Directors of CEI to become chairman of the board of directors of CNX Gas. On August 4, 2005 and in connection with Mr. Baxter resigning from the CEI Board of Directors and the termination of the unvested portion of his CEI options, CEI paid him $220,730. The following persons will serve on both CEI’s and CNX Gas’ board of directors: J. Brett Harvey, James E. Altmeyer, Sr. and Raj K. Gupta.

In connection with the closing of the private transaction, CEI and CNX Gas (and certain of each of their subsidiaries) also entered into various intercompany agreements, including a Master Separation Agreement, Master Cooperation & Safety Agreement, Services Agreement, Tax Sharing Agreement and Intercompany Revolving Credit Agreement. In addition, in connection with the closing of the private transaction CEI entered into certain amendments to the security agreements for its $750 million revolving credit facility, certain amendments to its $125 million receivables securitization facility and a supplemental indenture for its 7.875% notes due 2012. In addition, CEI has guaranteed up to approximately $53 million of the obligations of CNX Gas under a 15 year firm transportation agreement with East Tennessee Natural Gas, LLC which is to construct the 30-mile Jewel Ridge lateral pipeline for CNX Gas’ gas field in Virginia.

Item 7.01 Regulation FD Disclosure.

CONSOL Energy Inc. issued the press releases dated August 2 and August 9, 2005 which are attached as Exhibits 99.1 and 99.2, respectively.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit 99.1    Press Release of CONSOL Energy Inc. dated August 2, 2005.

Exhibit 99.2    Press Release of CONSOL Energy Inc. dated August 9, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ P. Jerome Richey
P. Jerome Richey
Vice President and General Counsel

Dated: August 9, 2005

EXHIBIT INDEX

Exhibit 99.1    Press Release of CONSOL Energy Inc. dated August 2, 2005.

Exhibit 99.2    Press Release of CONSOL Energy Inc. dated August 9, 2005.